Exhibit 10.52

PROMISSORY NOTE

Borrower:	Fresh Choice, Inc.	Lender:	Mid-Peninsula Bank
	485 Cochrane Circle		420 Cowper Street
	Morgan Hill, CA 95037		Palo Alto, CA 94301

Principal Amount: $2,000,000.00	Initial Rate: 6.00%	Date of Note: October 5, 2001

PROMISE TO PAY. Fresh Choice, Inc. ("Borrower"), promises to pay to Mid-Peninsula Bank, a California corporation ("Lender"), or order, in lawful money of the United States of America, the principal amount of Two Million Dollars ($2,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance.  Interest shall be calculated from the date of each advance until repayment of each advance.  This Note is the Note as defined in the Revolving Loan Agreement, dated as of October 5, 2001, between Borrower and Lender (“Loan Agreement”).  Capitalized terms used but not defined herein are defined in such Revolving Loan Agreement.

PAYMENT:  Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on October 5, 2002.  In addition, Borrower will pay regular monthly payments of accrued unpaid interest beginning November 1, 2001, and all subsequent interest payments are due on the same day of each month after that.  The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.  Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges.

VARIABLE INTEREST RATE.  The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the "Prime Rate" as published in the Western Edition of the Wall Street Journal (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notice to Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. Borrower understands that Lender may make loans based on other rates as well. The interest rate change will not occur more often than once each day. The Index currently is 5.5%. The Interest rate to be applied to the unpaid principal balance of this Note will be at a rate of 0.500 percentage points over the Index, resulting in an initial rate of 6.00%.  NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law, if any.

PREPAYMENT.  Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.

LATE CHARGE.  If a payment is 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment.

DEFAULT.  Borrower will be in default (“Event of Default”) if any of the following happens: (a) Borrower fails to make any payment when due, and such failure continues uncured for five days (b) An Event of Default occurs under the Loan Agreement.

LENDER'S RIGHTS.  Upon the occurrence of an Event of Default, Lender may, so long as such Event of Default has not been waived, declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, without notice, and then Borrower will pay that amount. Upon Borrower's failure to pay all amounts declared due pursuant to this section, including failure to pay upon final maturity, Lender, at its option, may also, if permitted under applicable law, increase the variable interest rate on this Note to 2.500 percentage points over the Index. Borrower shall also pay all attorneys fees and expenses as required under the terms of the Loan Agreement. This Note has been delivered to Lender and accepted by Lender in the State of California. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the state or federal courts located in Santa Clara County or San Francisco County in the State of California. This Note shall be governed by and construed in accordance with the laws of the State of California.

COLLATERAL. This Note is secured by the collateral as described in that certain Pledge Agreement dated October 5, 2001.

LINE OF CREDIT.  This Note evidences a revolving line of credit.  Advances under this Note, as well as directions for payment from Borrower's accounts, may be requested orally or in writing by Borrower or by an authorized person.  Lender may, but need not, require that all oral requests be confirmed in writing. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender's office shown above.  The following party or parties are authorized to request advances under the line of credit until Lender receives from Borrower at Lender's address shown above written notice of revocation of their authority: David E. Pertl, Sr. Vice President and CFO; and Everett F. Jefferson, CEO and Director.  Borrower agrees to be liable for all sums either: (a) advanced in accordance with the instructions of an authorized person or (b) credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note while an Event of Default exists under the terms of this Note or the Loan Agreement.

GENERAL PROVISIONS.  Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan, or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone.

REVOLVING LOAN AGREEMENT. In addition to the terms and conditions contained in this Note it is to be further subject to the terms and conditions contained in the Loan Agreement.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.

BORROWER:

FRESH CHOICE, INC., a

Delaware corporation

By: /S/ David E. Pertl
Name: David E. Pertl
Title: Senior Vice President and CFO